Exhibit 12
Computation of Ratio of Earnings to Fixed Share Charges

The following table shows the ratio of earnings to fixed charges for Park National Corporation ("Park"), which includes our subsidiaries, on a consolidated basis:

	Six Months Ended	Year Ended December 31,
	30-Jun-10	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.72	4.20	1.77	2.12	4.36	4.61

Including Interest on Deposits	2.46	2.02	1.26	1.31	2.09	2.44

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings (short-term borrowings, long-term debt and subordinated debentures and notes), including/excluding interest on deposits, and one-third of rental expense, which Park believes is representative of the interest factor.

Earnings:
Income before income taxes	$56,586,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000
Fixed Charges:
Interest on deposits	23,525,000	64,620,000	89,892,000	121,021,000	82,272,000	56,899,000
Interest on borrowings	14,818,000	29,579,000	45,574,000	46,126,000	39,043,000	36,996,000
Rent expense interest factor (1/3)	373,212	794,866	801,147	731,723	530,030	476,528
Total Fixed Charges:
Including interest on deposits	$38,716,212	$94,993,866	$136,267,147	$167,878,723	$121,845,030	$94,371,528
Excluding interest on deposits	$15,191,212	$30,373,866	$46,375,147	$46,857,723	$39,573,030	$37,472,528

Computation of Ratio of Earnings to Fixed Charges and Preferred Share Dividends

The following table shows the ratio of earnings to fixed charges and preferred share dividends for Park National Corporation ("Park"), which includes our subsidiaries, on a consolidated basis:

	Six Months Ended	Year Ended December 31,
	30-Jun-10	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred share dividends (1):

Excluding Interest on Deposits	3.93	3.52	1.77	2.12	4.36	4.61

Including Interest on Deposits	2.32	1.94	1.26	1.31	2.09	2.44

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings (short-term borrowings, long-term debt and subordinated debentures and notes), including/excluding interest on deposits, dividends and accretion on preferred shares and one-third of rental expense, which Park believes is representative of the interest factor.

Earnings:
Income before income taxes	$56,586,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000
Fixed Charges:
Interest on deposits	23,525,000	64,620,000	89,892,000	121,021,000	82,272,000	56,899,000
Interest on borrowings	14,818,000	29,579,000	45,574,000	46,126,000	39,043,000	36,996,000
Preferred share dividends and accretion	4,147,143	8,231,429	202,857	N/A	N/A	N/A
Rent expense interest factor (1/3)	373,212	794,866	801,147	731,723	530,030	476,528
Total fixed charges:
Including interest on deposits	$42,863,355	$103,225,295	$136,470,004	$167,878,723	$121,845,030	$94,371,528
Excluding interest on deposits	$19,338,355	$38,605,295	$46,578,004	$46,857,723	$39,573,030	$37,472,528